Exhibit 99.1

Uranium Resources Provides Full Year 2012 Review and Outlines Near-Term Initiatives

LEWISVILLE, Texas--(BUSINESS WIRE)--March 15, 2013--Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”) today provided an update on the Company’s activities and financials through December 31, 2012, as well as its strategy and outlook.

Key 2012 and Recent Accomplishments

  Acquired Neutron Energy, Inc. (“Neutron”) in August 2012, adding over 50 million pounds of mineralized uranium material.
  Substantiated financial and environmental viability of the Churchrock Section 8 Project.
  Achieved an agreement with the Navajo Nation for temporary access to Section 8. First step taken in addressing legacy issues surrounding uranium mining in New Mexico.
  Expanded and extended its South Texas exploration agreement with a subsidiary of Cameco Corporation (NYSE: CCJ).
  Recapitalized through a $5 million bridge loan facility with Resource Capital Fund V L.P. (“RCF”), a shareholder rights offering (“Rights Offering”) and the pending release of $4.5 million back to URI after securing new surety bonds.
  Regained compliance with NASDAQ listing standards.
  Named Christopher M. Jones as President and CEO effective April 1, 2013.

“We continue to forge ahead and have made sustained progress so far in 2013,” stated Terence J. Cryan, Interim President and CEO of URI. “In 2012, we expanded our asset base through the acquisition of Neutron which represented a significant consolidation of uranium properties in New Mexico and positioned URI as one of the largest U.S.-based uranium development companies. A number of key steps relating to our Churchrock Section 8 project were also taken. We reached an agreement with the Navajo Nation regarding temporary access, a significant first step in an effort to reach a comprehensive agreement and as important, indicated the willingness of both parties to reach a mutually beneficial, long-term solution. There were two Section 8 property studies completed, the feasibility study and the groundwater study, which substantiated the technical and economic viability of the project, as well as the environmental safety of in-situ recovery (ISR) mining at Section 8. These are measurable steps forward as we work to realize our goal of producing uranium in New Mexico.”

On March 13, 2013, URI announced that its Board of Directors appointed Christopher M. Jones, P.E., as President and CEO effective April 1, 2013. Mr. Jones has more than 30 years experience in the mining industry having successfully lead various mining and production operations, as well as exploration and development projects. He most recently was President and CEO of Wildcat Silver Corporation, and prior to that, he was the Chief Operating Officer and the Mining General Manger at Albian Sands Energy.

Near-term Objectives

Mr. Cryan noted, “In the fourth quarter we outlined URI’s primary areas of focus as we headed into 2013. During the fourth quarter we were able to significantly reduce our cash burn and stabilized our capital levels using our bridge loan facility, the Rights Offering and the restructuring of our bonding requirements on our South Texas properties. We will remain diligent in our efforts to preserve capital for the remainder of 2013.

“With construction plans for our Churchrock Section 8 project currently delayed, discussions aimed at reaching a permanent access agreement with the Navajo Nation and with royalty holders of our Section 8, Section 17 and Mancos properties remain a priority in 2013. Concurrently, in Texas we will continue our exploration efforts with Cameco and look at other opportunities as part of our effort to grow our South Texas asset base and return to production in the state.”

Advancements in New Mexico

URI’s primary focus in New Mexico is advancing the Churchrock Section 8 property, which contains 6.5 million pounds of mineralized uranium material at a grade of 0.11% U3O8 and is covered by the Company’s underground injection control permit and NRC license, both of which are in timely renewal.

  Neutron Acquisition - URI completed a stock-for-stock transaction to acquire 100% of the equity of Neutron on August 31, 2012 on a debt-free basis. The acquisition increased URI’s asset base by more than 50 percent to 152.9 million pounds of in-place mineralized uranium material in New Mexico.
  Section 8 Feasibility Study – Released the summary results of the feasibility study for its Churchrock Section 8 Project at the end of 2012. ISR is the preferred uranium extraction technology for the project and using an assumed recovery rate of 67% could result in the production of approximately 4.4 million pounds. Pre-production development costs are estimated at $35 million with direct operating costs estimated to be $20 to $23 per pound of U3O8 produced.
  Section 8 Groundwater Study – Completed collaborative study with the Navajo Nation and the City of Gallup with results indicating that existing Gallup, Fort Wingate, Rehoboth and Navajo Nation water wells will not be impacted by Section 8 ISR activities, during mining operations or into the future.
  Agreement with Navajo Nation – Hydro Resources, Inc., a wholly-owned subsidiary of URI, completed a temporary access agreement with the Navajo Nation for its Churchrock Section 8 property providing access for regulatory requirements to include on-site visits with the Nuclear Regulatory Commission.

Focus in Texas: Tecolote exploration project kicks off, Restoration activities ongoing

In 2012, URI and Cameco completed Phase II of the joint Los Finados exploration project to include drilling 40 holes at an average depth of 1,327 feet. On January 7, 2013, URI announced the expansion of its lease agreement in Kenedy County, Texas, to include the Tecolote tract which has approximately 22,700 net acres and that it will be a part of the exploration program with Cameco. In addition, the Company extended the original lease to 60 months with the election date to lease the acreage for production now being November 30, 2015. The amended lease agreement requires a minimum exploration obligation of $1.0 million, or 100 exploration wells during Phase III. Phase IV and Phase V require $1.5 million, or 150 exploration wells, and $2.0 million, or 200 exploration wells, respectively.

In conjunction with the amended lease agreement, URI and Cameco have agreed to extend their amended exploration agreement to a five-phase, five-year exploration program to include Tecolote. Cameco has committed $4.3 million to increase its interest to 70% in the expanded program and will be the exploration operator for Phase III.

URI secured $9 million in new surety bonds for the benefit of the Texas Commission on Environmental Quality for remediation and reclamation activities at the Company’s South Texas projects. The new bonds required $4.5 million in cash collateral and replaced the existing $9.0 million of fully collateralized financial surety instruments. The result is that $4.5 million will be released back to URI due to the lower cash collateral requirement.

Groundwater restoration at Kingsville Dome Production Area (PA)1 and PA2 and Rosita PA1 and PA2 has been completed and is currently being monitored for stability. Final closure of these production areas is targeted for mid- to late-2013. The Company continues restoration activities with stabilization targeted for the third quarter of 2013 at Kingsville Dome PA3 and fourth quarter of 2013 for Vasquez PA1 and PA2.

Refurbishment of the Kingsville Dome holding ponds is ongoing and URI expects this project to be completed by year-end 2013.

Strengthened Liquidity Position

Cash at December 31, 2012 was $4.7 million, after giving effect to the $5 million bridge loan facility with RCF that closed on December 17, 2012, compared with $2.9 million at December 31, 2011. During 2012, the Company also raised net proceeds of $5.4 million under the existing At-The-Market Sales Agreement (“ATM”) with BTIG, LLC. At February 28, 2013, URI had a total of $9.0 million in share value available for future sales under the ATM.

Subsequent to the end of the fourth quarter, URI raised gross proceeds of approximately $8.9 million, before expenses, from the Rights Offering, which was used to repay the $5.0 million bridge loan from RCF and the remainder of which will be used for general working capital. URI will also free up $4.5 million in working capital as a result of the collateral requirements of the new surety bonds.

URI incurred cash expenditures from its operating and investing activities during 2012 of $23.4 million.

Reverse Stock Split and NASDAQ Compliance

On January 23, 2013 URI conducted a 1-for-10 reverse stock split of its common stock. The primary purpose of the reverse split was to bring URI into compliance with NASDAQ's $1.00 minimum bid price requirement. On February 6, 2013 the Company was notified that its common stock had maintained a closing price of $1.00 or more for at least ten consecutive trading days and that the Company was in full compliance with NASDAQ listing requirements and therefore will continue to be listed and traded on the NASDAQ Capital Market.

URI also regained compliance with NASDAQ rules requiring the Board of Directors to be comprised of a majority of independent directors and the Audit Committee to be comprised of at least three independent members.

Teleconference and Webcast

URI will host a conference call and webcast today at 11:30 a.m. ET. During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by dialing (201) 689-8471. The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards.

A telephonic replay will be available from 2:30 p.m. ET the day of the teleconference until Friday,

March 22, 2013. To listen to the archived call, dial (858) 384-5517 and enter replay pin number 408349. A transcript will also be posted on the Company’s website, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, access to properties, timing of receipt of mining permits and proceeds related to its new surety bonds, the outcome of discussions with the Navajo Nation and royalty holders, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company's ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company's mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

TABLES FOLLOW.

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$4,664,596	$2,890,263
Receivables, net	276,801	123,336
Prepaid and other current assets	431,427	165,509

Total current assets	5,372,824	3,179,108
Property, plant and equipment, at cost:
Uranium properties	107,672,404	82,768,867
Other property, plant and equipment	1,360,598	868,454
Less—accumulated depreciation, depletion and impairment	(65,318,921)	(64,791,294)

Net property, plant and equipment	43,714,081	18,846,027
Long-term investment:
Restricted cash	9,491,865	9,379,794

Total assets	$58,578,770	$31,404,929

Current liabilities:
Accounts and short term notes payable	$1,331,888	$1,148,812
Note payable	5,000,000	—
Current portion of restoration reserve	1,160,378	1,227,125
Royalties and commissions payable	665,745	665,745
Accrued interest and other accrued liabilities	859,981	374,088
Current portion of capital leases	112,140	65,161

Total current liabilities	9,130,132	3,480,931
Other long-term liabilities and deferred credits	3,837,679	4,008,634
Long-term capital leases, less current portion	17,582	54,071
Other long-term debt	450,000	450,000

Total liabilities	13,435,393	7,993,636
Shareholders' equity:

Common stock, $0.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2012—16,150,163; 2011—9,400,501	16,154	9,404
Paid-in capital	207,338,549	169,988,842
Accumulated deficit	(162,201,908)	(146,577,535)
Less: Treasury stock (3,813 shares), at cost	(9,418)	(9,418)

Total shareholders' equity	45,143,377	23,411,293

Total liabilities and shareholders’ equity	$58,578,770	$31,404,929

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Uranium sales	$—	$—	$—
Total revenue	—	—	—
Cost of uranium sales:
Royalties and commissions	—	—	—
Operating expenses	2,564,827	648,278	394,763
Accretion/amortization of restoration reserve	85,181	121,183	155,943
Depreciation	396,246	599,504	756,377
Writedown of uranium properties	1,737,359	1,460,170	961,278
Exploration and land maintenance expenses	492,858	17,918	1,646

Total cost of uranium sales	5,276,471	2,847,053	2,270,007

Loss from operations before corporate expenses	(5,276,471)	(2,847,053)	(2,270,007)
Corporate expenses:
General and administrative (includes stock compensation expense of $427,000, $884,000 and $1,032,000 in 2012, 2011 and 2010, respectively)	10,399,084	8,400,955	6,911,672
Provision for legal settlement	—	—	1,375,000
Depreciation	160,747	127,741	143,361

Total corporate expenses	10,559,831	8,528,696	8,430,033

Loss from operations	(15,836,302)	(11,375,749)	(10,700,040)
Other income (expense):
Interest expense	(50,880)	(18,968)	(25,362)
Interest and other income, net	262,809	195,320	370,835

Total other income, net	211,929	176,352	345,473

Net loss	$(15,624,373)	$(11,199,397)	$(10,354,567)

Basic and diluted net loss per common share	$(1.28)	$(1.20)	$(1.43)
Average weighted shares outstanding	12,237,349	9,348,053	7,231,346

URANIUM RESOURCES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net loss	$(15,624,373)	$(11,199,397)	$(10,354,567)
Reconciliation of net loss to cash used in operations—
Accretion/amortization of restoration reserve	85,181	121,183	155,943
Depreciation and depletion	556,993	727,245	899,738
Writedown of uranium properties and exploration expenses	1,737,359	1,460,170	961,278
Decrease in restoration and reclamation accrual	(1,767,289)	(1,530,303)	(1,373,228)
Stock compensation expense	427,292	883,941	1,032,308
Other non-cash items, net	73,932	2,289	19,700
Effect of changes in operating working capital items—
(Increase) decrease in receivables	(148,465)	(77,092)	17,646
(Increase) decrease in prepaid and other current assets	(88,578)	13,722	(53,831)
Increase (decrease) in payables and accrued liabilities and deferred credits	(116,223)	(802,560)	1,334,939
Net cash used in operating activities	(14,864,171)	(10,400,802)	(7,360,074)
Cash flows from investing activities:
(Increase) decrease in certificate of deposit, restricted	161,834	(2,042,428)	(551,366)
Additions to property, plant and equipment—
Kingsville Dome	(690,108)	(141,137)	(149,652)
Rosita	(68,454)	(125,693)	(58,504)
Vasquez	(101,874)	(97,200)	(77,500)
Rosita South	(9,447)	(40,959)	(78,813)
Los Finados/Tecolote project	(5,950)	(88,236)	(1,168,780)
Churchrock	(2,770,833)	(58,838)	(138,541)
Crownpoint/Section 13 Drilling	(283,625)	(34,921)	(119,624)
Proceeds from Joint Venture agreement	—	300,000	—
Other property	(519,690)	(35,311)	(23,123)
Juan Tefoya	(565,244)	—	—
Acquisition of Neutron Energy, Inc.	(3,677,133)	—	—
Net cash used in investing activities	(8,530,524)	(2,364,723)	(2,365,903)
Cash flows from financing activities:
Proceeds from note payable	5,000,000	—	—
Proceeds from (payments of) borrowings	(95,664)	(83,539)	(117,710)
Issuance of common stock, net	20,264,692	352,855	19,138,091
Net cash provided by (used in) financing activities	25,169,028	269,316	19,020,381

Net increase (decrease) in cash and cash equivalents	1,774,333	(12,496,209)	9,294,404
Cash and cash equivalents, beginning of year	2,890,263	15,386,472	6,092,068

Cash and cash equivalents, end of year	$4,664,596	$2,890,263	$15,386,472

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com